SCHEDULE 14A/A-1 INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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--------------------------------------------------------------------------------
Avitar, Inc. (File Number 1-15695)
(Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                  AVITAR, INC.
                                   65 Dan Road
                           Canton, Massachusetts 02021


                                                               November 18, 2005

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Avitar, Inc., a Delaware corporation ("Avitar"), at 65 Dan Road, Canton, Massachusetts on December 16, 2005 at 10:00 a.m.

     At the meeting you will be asked to consider and vote upon (1) the election of five Directors to Avitar's Board of Directors; (2) the approval of an Amendment of the Certificate of Incorporation to effect a one-for-fifty (1 for 50) reverse stock split of our common stock; (3) the approval of an Amendment of the Certificate of Incorporation to decrease our authorized common stock from 300 million to 100 million, but subject to and conditioned upon implementation of the 1 for 50 reverse stock split; (4) the ratification of appointment of BDO Seidman, LLP as Avitar's independent registered public accounting firm for the fiscal year ending September 30, 2005; and (5) any other business that properly comes before the meeting or any adjournments or postponements thereof.


     The Board of Directors recommends that shareholders vote FOR Items 1, 2, 3 and 4.

     Your vote is important. We urge you to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Meeting and vote in person, even if you have previously returned your proxy card.

                                            Sincerely yours,

                                            Peter P. Phildius,
                                            Chairman and Chief Executive Officer

                                  Avitar, Inc.
                                   65 Dan Road
                           Canton, Massachusetts 02021
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be held on December 16, 2005.


To the Stockholders of Avitar, Inc.:


     Notice is hereby given that the Annual Meeting of Stockholders of Avitar, Inc., a Delaware corporation ("Avitar") will be held at 10:00 a.m., local time, on December 16, 2005 at 65 Dan Road, Canton, Massachusetts, for the following purposes:


(1) To consider and vote upon the election of the Board of Directors consisting of five persons to serve until the next annual meeting of the stockholders;

(2) To consider and vote upon a proposal to approve an amendment to Avitar's Certificate of Incorporation that would effect a one-for-fifty (1 for 50) reverse stock split of our common stock;

(3) To consider and vote upon a proposal to approve an amendment to Avitar's Certificate of Incorporation that, subject to and conditioned upon approval and implementation of the aforementioned one-for-fifty (1 for 50) reverse stock split of our common stock, would thereafter decrease the number of authorized shares of our common stock from 300,000,000 to 100,000,000; and


(4) To consider and vote upon a proposal to ratify the selection of BDO Seidman, LLP as Avitar's independent registered public accounting firm for the fiscal year ending September 30, 2005.


     Only record holders of Common Stock at the close of business on October 18, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. To ensure that your vote will be counted, please complete, sign, date and return the Proxy in the enclosed prepaid envelope whether or not you plan to attend the Annual Meeting. You may revoke your proxy by notifying the Secretary of the Company in writing at any time before it has been voted at the Annual Meeting.

                                              By Order of the Board of Directors
Canton, Massachusetts                         Jay C. Leatherman,
                                              Secretary, Avitar, Inc.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

                                  Avitar, Inc.
                       -----------------------------------


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 16, 2005
                      ------------------------------------



     THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVITAR, INC.

     If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and for the other matters listed on the proxy, in each case as recommended by the Board of Directors unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the stockholder by a later dated proxy, by written revocation addressed to the Secretary of Avitar, Inc. at the address below or by voting by ballot at the Annual Meeting.


     The Company's principal executive offices are located at 65 Dan Road, Canton, Massachusetts 02021. This proxy statement and the accompanying proxy are being sent to stockholders on or about November 18, 2005. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME THE PROXY IS VOTED.

                                VOTING SECURITIES

     The Board has fixed the close of business on October 18, 2005 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

     On the Record Date, the Company had outstanding 195,034,293 shares of Common Stock and 44,630 shares of Preferred Stock, of which 2,000 were shares of 6% Convertible Preferred Stock, 36,941 were shares of Series C Convertible Preferred Stock, and 5,689 were shares of Series B Preferred Stock. Stockholders are entitled to one vote for each share of Common Stock (including the shares into which each share of Series A and 6% Convertible Preferred Stock are convertible) and each share of Series B Preferred Stock on the business as may properly come before the meeting or any adjournments thereof. The holders of a majority of the outstanding voting shares constitute a quorum. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative votes on the Proposals. In the case of Proposals No. 2 and No. 3, each of which requires a majority of outstanding shares to amend our Certificate of Incorporation, abstentions from voting and broker non-votes will have the effect of a negative vote.

     As of the Record Date, the directors and executive officers of Avitar as a group held 4,459,797 voting shares, representing 2.0 % of the shares eligible to vote at the Annual Meeting. (In addition, also as of the Record Date, beneficial owners of approximately 5% or more of Common Stock, as listed in the table of SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT in this Proxy Statement, held in the aggregate 28,416,991 voting shares, representing 12.6 % of the shares eligible to vote at the Annual Meeting.)


     ACTION TO BE TAKEN UNDER PROXY

     All proxies for stockholders in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any adjournments thereof in accordance with any specifications thereon or, if no specifications are made, will be voted for the election of the five nominees described herein and for Items 1, 2, 3 and 4.

     SOLICITATION


     Avitar will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Avitar. No additional compensation will be paid to such persons for such services. Avitar may also employ the services of a professional solicitation company to assist with solicitation of stockholders; but as of November 18, 2005 Avitar has not determined to retain a solicitation company. If such a company were subsequently retained, Avitar would bear the entire cost.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Five (5) directors will be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and duly qualified. The persons named on the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees named below unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for a substitute nominee unless the number of directors constituting a full board is reduced. Directors are elected by plurality vote.

                                    NOMINEES

     The name,  age and  position  with Avitar of each  nominee for  director is
listed  below,   followed  by  summaries  of  their   background  and  principal
occupations.

Name                       Age     Title
Peter P. Phildius          75     Chairman of the Board/Chief Executive Officer
Douglas W. Scott           58     President and Chief Operating Officer/Director
Neil R. Gordon (1)(2)      57     Director
James Groth (1)(2)         66     Director
Charles R. McCarthy, Jr.   66     Director
            (1)(2)

1. Member of Audit Committee.
2. Member of Compensation Committee.

PETER P. PHILDIUS

     Mr. Phildius has been Chairman of the Board of Directors since October 1990 and Chief Executive Officer since July 1996. He has been a general partner in Phildius Kenyon & Scott, a partnership ("PKS"), since that firm's founding in 1985. Prior to 1985, Mr. Phildius was an independent consultant and Chairman and co-founder of Nutritional Management, Inc., a company that operated weight loss clinics (1983 - 1985), President and Chief Operating Officer of Delmed, Inc., a medical products company (1982 - 1983), President and Chief Operating Officer of National Medical Care, Inc., a dialysis and medical products company (1979-1981) and held a variety of senior management positions with Baxter Laboratories, Inc. ("Baxter"), a hospital supply company and the predecessor of Baxter Healthcare Corporation. During the last eight years of his 18 year career at Baxter (1961 -
1979), Mr. Phildius was Group Vice President and President of the Parenteral Division, President of the Artificial Organs Division and President of the Fenwal Division.

DOUGLAS W. SCOTT

     Mr. Scott has been the Chief Operating Officer since July 1996, was the Chief Executive Officer from August 1989 until July 1996 and has been a director since August 1989. Mr. Scott has been a general partner in PK&S since its founding in 1985. Prior to 1985, Mr. Scott was Executive Vice President of Nutritional Management, Inc. (1983 - 1985); Senior Vice President, Operations of Delmed, Inc. (1982 - 1983); Vice President, Quality Assurance of Frito-Lay, Inc., a consumer products company (1980 - 1982); and held several senior positions at Baxter from 1970 to 1980. The last two of these senior positions at Baxter were General Manager of the Vicra Division and General Manager of Irish Operations. Mr. Scott is also a director of Candela Corporation, a publicly-traded company in the business of manufacturing and marketing medical lasers. Mr. Scott received an M.B.A. from the Harvard Business School.

JAMES GROTH

     Mr. Groth has served as a director since January 1990. Mr. Groth has been President of Mountainside Corporation, a provider of corporate sponsored functions, for over the past 15 years.

NEIL R. GORDON

     Mr. Gordon has served as a director since June 1997. He has been President of N.R. Gordon & Company, Inc., a company that provides a broad range of financial consulting services, since 1995. From 1981 to 1995, he was associated with Ekco Group, Inc. and served as its Treasurer from 1987 to 1995. Mr. Gordon has also served as Director of Financing and Accounting for Empire of Carolina, Inc. He received a Bachelor of Science Degree from the Pennsylvania State University. Mr. Gordon is also a director of Datameg Corporation, a publicly-traded company focused on supplying products and related services that support critical network performance requirements in the voice, data and video communications industry.

CHARLES R. McCARTHY, JR.

     Mr. McCarthy was elected as a director in February 1999. He has been a counsel in the Washington D.C. law firm, O'Connor & Hannan, since 1993. Previously, Mr. McCarthy was General Counsel to the National Association of Corporate Directors, served as a trial attorney with the Securities and Exchange Commission, was Blue Sky Securities Commissioner for the District of Columbia and was a law professor teaching securities law topics and served as a Board member of and counsel to a number of public companies over the last 30 years.

NUMBER OF DIRECTORS

     The Company's Bylaws allow the Board to fix the number of Board members between 3 and 7. The number has been fixed, at present, at 5. The Board can increase the number to 7 at any time without stockholder approval. There are no family relationships between any Director or Executive Officer of Avitar and any other Director or Executive Officer of Avitar.

TERM

     Directors hold office for a period of one year from the Annual Meeting of Stockholders at which they are elected or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and hold office at the will of the Board.

BOARD MEETINGS AND COMMITTEES

     The Board held 3 meetings during the fiscal year ended September 30, 2004 and 2 meetings during the fiscal year ended September 30, 2005.

     The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board does not have a standing nominating committee or any committee performing the function of such a committee. During fiscal year 2005, each Board member attended at least 75% of the aggregate number of meetings of the Board and the Committee of the Board on which he served.

CONTACTING OUR BOARD

     Our stockholders and other interested parties who wish to communicate with our Board or individual directors may send written correspondence addressed to them, care of Secretary, Avitar, Inc., 65 Dan Road, Canton, Massachusetts 02021. All written correspondence addressed to our directors will be forwarded promptly by our Secretary to the directors to whom it is addressed.

     The Company has no policy on attendance by Directors at the Annual Meeting of Shareholders, although the By-Laws provide that the Annual Meeting of Directors shall be held as soon as possible after the Annual Meeting of Shareholders. In fact, all Directors attended the last Annual Meeting of Shareholders.

NOMINATION OF DIRECTORS

     The Board of Directors does not have a separately constituted nominating committee. The Board believes that it is appropriate under existing circumstances not to have a separate nominating committee because the Board is comprised of only five (5) existing members, three (3) of whom are "independent" as that term is defined in certain listing standards. All members of the Board of Directors participate in the consideration of director nominees. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, the Board of Directors would consider for possible nomination qualified nominees recommended by shareholders. Shareholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company at 65 Dan Road Canton, MA 02021, sufficiently in advance of an annual meeting. Absent special circumstances, the Board of Directors will continue to nominate qualified incumbent Directors whom the Board of Directors believes will continue to make important contributions to the Board of Directors. The Board generally requires that nominees be persons of sound ethical character, be able to represent all shareholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing Avitar. The Board of Directors does not have a formal process for identifying and evaluating nominees for Director.


AUDIT COMMITTEE


     The Audit Committee of the Avitar Board of Directors, which consists of Messrs. Gordon, Groth and McCarthy, held one (1) telephone meeting concerning fiscal year 2004. In addition, the Audit Committee reviewed and approved the financial statements that were included in each of the quarterly reports on Form 10-QSB during the year ended September 30, 2004. The Board of Directors has determined that each of the members of the Audit Committee is independent as determined in accordance with the listing standards of the American Stock Exchange and Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. In addition, the Board of Directors has determined that Neil R. Gordon is an audit committee financial expert as defined by SEC rules.

     The Audit Committee meets with the independent registered public accounting firm , at a minimum annually, to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent registered public accounting firm to be retained; and receives and considers the registered public accounting firm's comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial records. Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that Avitar's 2004 consolidated financial statements are in accordance with generally accepted accounting principles.



AUDIT COMMITTEE REPORT

In connection with the fiscal 2004 audit, the Audit Committee has:


     - reviewed and discussed with management Avitar's audited consolidated financial statements included in our annual report on Form 10-KSB for the year ended September 30, 2004,

     - discussed with BDO Seidman, LLP the matters required to be discussed by Statement of Auditing Standards No. 61,

     - discussed with BDO Seidman, LLP whether various other services performed for Avitar during 2004 were compatible with BDO Seidman, LLP maintaining its independence, and

     - received from and discussed with BDO Seidman, LLP the written disclosures and the letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1 and discussed with BDO Seidman, LLP its independence.

     Based on the review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-KSB for the year ended September 30, 2004 for filing with the Securities and Exchange Commission.

     The Board of Directors has approved a written charter, a copy of which is attached to the Proxy Statement as Annex A. All members of the Audit Committee have been determined to be independent in accordance with the then-applicable requirements of Section 121(A) of the American Stock Exchange listing standards.

     Fiscal 2004 and 2003 Audit Firm Fee Summary. During fiscal years 2004 and 2003, Avitar retained its principal auditor, BDO Seidman, LLP to provide services in the following categories and amounts:

                                                                                   2004           2003
Audit Fees(services in connection with the audit of the Company's financial statements, review of the Company's quarterly reports of Form 10-QSB
and statutory or regulatory filings or engagements).............................$ 127,020       $118,330
Audit Related Fees (assurance and related services).............................$       -       $      -
Tax Fees (services in connection with the preparation of the Company's
  tax returns)..................................................................$  12,000       $ 12,350
All Other Fees..................................................................$       -       $      -

     The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor was compatible with maintaining auditor independence and has determined such services were not incompatible with maintaining auditor independence.

                               THE AUDIT COMMITTEE
                                 Neil R. Gordon
                                   James Groth
                            Charles R. McCarthy, Jr.

     The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent Avitar specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, comprised of Mr. Gordon, Mr. Groth and Mr. McCarthy, held no meetings in fiscal year 2005.

DIRECTOR COMPENSATION

     During Fiscal 2005 in accordance with a plan approved by the Company on September 25, 2001, the Company compensated its non-management directors with a $5,000 annual retainer, $1,000 for each board meeting attended and $500 for each committee meeting attended. In addition, a plan approved by the Company on August 3, 2004 provides for each non-management director to be granted options covering 100,000 shares of the Company's common stock upon initial election to the Board and 75,000 shares of the Company's common stock for each year in which he/she was selected to serve as a director.

     For   information   on   compensation   to   management   directors,    see
"Management-Executive Compensation" below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Common Stock beneficially owned as of November 10, 2005 by (i) each person believed by Avitar to be the beneficial owner of more than 5% of the Common Stock; (ii) each director; (iii) the Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) who earn over $100,000 a year; and (iv) all directors and executive officers as a group. Beneficial ownership by the stockholders has been determined in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended. All shares of the Common Stock are owned both of record and beneficially, unless otherwise indicated.

Name and Address of Beneficial Owner (1)    No. Owned                  %
----------------------------------          ---------                  ----

Peter P. Phildius (2)(3)(9)(11)             4,713,835                 3.3
Douglas W. Scott (2)(4)(9)(12)              3,274,016                 2.6
Phildius, Kenyon & Scott("PK&S") (2)(9)     1,732,595                   *
Jay C. Leatherman, Jr.(2)(5)                  438,380                   *
Richard Anderson (2)(15)                      160,000                   *
Peter Cholakis (2)(16)                        160,000                   *
David Greaves      (2)(17)                     80,000                   *
James Groth (2)(6)(13)                        277,199                   *
Neil R.Gordon (2)(7)                          318,097                   *
Charles R. McCarthy (2)(8)                    350,155                   *
David Brown (10)                           26,013,874                12.5
Gryphon Master Fund, LP (14)               11,843,320                 5.7

All directors and executive officers
 as a group (3)(4)(5)(6)(7)(8)(9)(11)
 (12)(13)(15)(16)(17)                       7,639,087                 3.9

* Indicates beneficial ownership of less than one (1%) percent.

(1) Information with respect to holders of more than five (5%) percent of the outstanding shares of the Company's Common Stock was derived from, to the extent available, Schedules 13D and the amendments thereto on file with the Commission and the Company's records regarding stock issuances.

(2) The business address of such persons, for the purpose hereof, is c/o Avitar, Inc., 65 Dan Road, Canton, MA 02021.

(3) Includes 1,668,120 shares of the Company's Common Stock, options and warrants to purchase 1,313,120 shares of the Company's Common Stock. Also includes the securities of the Company beneficially owned by PK&S as described below in Note 9.

(4) Includes 715,501 shares of the Company's Common Stock and options to purchase 825,920 shares of the Company's Common Stock. Also includes the securities of the Company beneficially owned by PK&S as described below in Note 9.

(5) Includes 5,630 shares of the Company's Common Stock, and options to purchase 432,750 shares of the Company's Common Stock.

(6) Includes 74,699 shares of the Company's Common Stock and options to purchase 202,500 shares of the Company's Common Stock.

(7) Includes 90,597 shares of the Company's Common Stock, warrants to purchase 40,000 shares of the Company's Common Stock granted to such director under a consulting agreement to provide services to the Company and options to purchase 187,500 shares of the Company's Common Stock.

(8) Includes 172,655 shares of the Common Stock and options to purchase 177,500 shares of the Common Stock.

(9) Represents ownership of 1,732,595 shares of the Company's Common Stock. PK&S is a partnership of which Mr. Phildius and Mr. Scott are general partners.

(10) The business address for such person is 4101 Evans Avenue, Fort Meyers, FL 33901. Represents 12,113,874 shares of the Company's Common Stock, warrants to purchase 900,000 shares of the Company's Common Stock and convertible debt convertible into 13,000,000 shares of the Company's Common Stock.

(11) Does not include 33,600 shares of the Common Stock owned by Mr. Phildius' wife, all of which he disclaims beneficial ownership.

(12) Does not include 15,000 shares of the Common Stock owned by Mr. Scott's children, all of which he disclaims beneficial ownership.

(13) Does not include 10,929 shares of the Company's Common Stock owned by a trust established for Mr. Groth's children, all of which he disclaims beneficial ownership

(14) The business address for such entity is 500 Crescent Court, #270, Dallas, TX 75201. Represents preferred stock convertible into 11,843,320 shares of the Company's Common Stock, but limited to 9.9% beneficial holding.

(15) Includes options to purchase 80,000 shares of the Company's Common Stock.

(16) Includes options to purchase 160,000 shares of the Company's Common Stock.

(17) Includes options to purchase 160,000 shares of the Company's Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Avitar with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it or its written representations from certain reporting persons, the Company believes that, during Fiscal 2005, all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were met except the following failures to file timely reports as required by Section 16(a):

         None


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PK&S, a 1.8 % beneficial owner of the Company, provided consulting services to the Company from September 1989 to May 1995. On May 28, 1992, the Company entered into a written consulting agreement with PK&S, which reflected the provisions of a previous oral agreement approved by the Company's Board of Directors in October 1990. Pursuant to its arrangement with the Company, PK&S provided the services of each of Messrs. Phildius and Scott to the Company.

     On May 19, 1995, the Company's Consulting Agreement ended and was replaced by the Employment Agreements with Messrs. Phildius and Scott (See "Employment Agreements"). As requested by Messrs. Phildius and Scott and approved by the Company's Board of Directors, the salary and benefits provided under the Employment Agreements will be paid directly to PK&S. Under the terms of the current employment agreements with Peter Phildius and Douglas Scott described above, the Company pays their salaries and related expenses directly to PK&S. The aggregate of salaries, fringe benefits and reimbursement of expenses paid to PK&S by the Company on behalf of Messrs. Phildius and Scott for fiscal years 2005 and 2004 totaled $414,709 and $420,103 respectively.

                                   MANAGEMENT

     The executive officers of the Company and their respective ages and positions with the Company, as of October 15, 2005, along with certain biographical information (based solely on information supplied by them), are as follows:

    Name                    Age      Title
    Peter P. Phildius       75       Chairman of the Board and Chief Executive
                                         Officer/Director
    Douglas W. Scott (1)    58       President and Chief Operating Officer/
                                         Director

    Jay C. Leatherman Jr.   61       Vice President, Chief Financial Officer and
                                         Secretary

    Richard Anderson        54       Vice President of Research and Development

    Peter Cholakis          50       Vice President of Marketing

    David Greaves           47       Vice President of Sales


                                PETER P. PHILDIUS

     Biographical information of Mr. Phildius is included under "Proposal No. 1, Election of Directors -- Nominees" in this Proxy Statement.

                                DOUGLAS W. SCOTT

     Biographical information of Mr. Scott is included under "Proposal No. 1, Election of Directors -- Nominees" in this Proxy Statement.


                             JAY C. LEATHERMAN, JR.

     Mr. Leatherman has served as the Company's Chief Financial Officer since October 1992 and its Secretary since July 1994. He has over 27 years experience in financial management in the health care, medical products and medical diagnostic fields. Mr. Leatherman served as Vice President and Chief Financial Officer of 3030 Park, Inc. and 3030 Park Management Company from 1985 to 1992, responsible for financial, management information services and business development functions for this continuing care retirement community and management company. He served as Director of Finance and Business Services for the Visiting Nurses Association of New Haven, Inc. from 1977 to 1985. In addition, he served in a variety of accounting and financial positions with Westinghouse Electric Corporation from 1969 to 1977. Mr. Leatherman has a B.B.A in accounting from the University of Hawaii.

                                RICHARD ANDERSON

     Dr. Anderson has served as the Company's Vice President of Research and Development since June 2004. He has over 20 years of experience in product development and corporate management in the medical diagnostics and life sciences industries. He has held technology management positions with Genicon Sciences, Nanogen, Inc. (NGEN-NASDAQ) as vice president of product development and, was a co-founder of Biosite Incorporated (BSTE-NASDAQ), a leading supplier of urine-based rapid drugs-of-abuse tests for the clinical diagnostics market. He has also held research and development positions with Hybritech (acquired by Eli Lilly & Company [LLY-NYSE]) and Miles Laboratories.


                                 PETER CHOLAKIS

     Mr. Cholakis has served as the Company's Vice President of Marketing since February 2004. He has over 20 years of senior marketing experience and is leading Avitar's marketing campaign in penetrating the $1.5 billion drugs-of-abuse market with its point-of-care oral fluid drugs-of-abuse test, ORALscreen(R) Before joining Avitar, Mr. Cholakis worked for VFA, a Boston-based enterprise software and services firm as vice president of marketing. Prior to that, he held key marketing and sales positions in the high technology product and consultative service markets.


                                  DAVID GREAVES

     Mr. Greaves has served as the Company's Vice President of Sales since June 2004. He has over 20 years of high technology sales and marketing experience. Prior to joining the Avitar team, he built the sales organizations at growing software companies through their critical $5 million to $20 million stage of revenue growth. Mr. Greaves comes to Avitar from Heroix Corporation, an infrastructure monitoring and management-software company. He also worked as the vice president at Datametrics Corp. (DMTI.PK)/Fortel Inc. (FRTL.PK).



                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth compensation earned by or paid to the Chief Executive Officer, Chief Operating Officer and other executive officers for Fiscal 2005 and, to the extent required by applicable Commission rules, the preceding two fiscal years.


                           Annual  Compensation Long-Term
Name/Position               Year       Salary(1)     Bonus  Compensation Options
-------------               ----      ---------     -----   --------------------
Peter P. Phildius           2005      $200,000        $0         453,600(2)
(Chairman of the Board/     2004      $200,000        $0               0
Chief Executive Officer)    2003(4)   $171,661        $0               0
Douglas W. Scott            2005      $180,000        $0         237,600(2)
(President/                 2004      $180,000        $0               0
Chief Operating Officer)    2003(4)   $154,500        $0               0
Jay C. Leatherman, Jr.      2005      $140,000        $0         157,500(2)
(Chief Financial Officer)   2004      $140,000        $0               0
                            2003(4)   $120,616        $0               0
Douglas Lewis               2005(3)   $      -        $0               0
(Vice President/President   2004(3)   $      -        $0               0
  of USDTL)                 2003      $126,000        $0               0
Richard Anderson            2005      $150,000        $0               0
(Vice President of Research 2004(5)   $      -        $0         400,000(6)
  & Development)            2003      $      -        $0               0
Peter Cholakis              2005      $140,000        $0               0
(Vice President of          2004(5)   $      -        $0         400,000(7)
  Marketing)                2003      $      -        $0               0
David Greaves               2005      $180,000        $0               0
(Vice President of Research 2004(5)   $      -        $0         400,000(6)
  & Development)            2003      $      -        $0               0




(1) Does not include amounts reimbursed for business-related expenses incurred by the executive officers on behalf of the Company.


(2) Reflects additional stock options granted to executive officers by the Company's Board of Directors in February and October 2004.


(3) Resigned on December 1, 2003 as part of the sale of USDTL and therefore did not have any compensation in Fiscal 2005 and had compensation less than $100,000 in Fiscal 2004.

(4)  Reflects temporary salary reductions in effect during Fiscal 2003.

(5)  Compensation was less than $100,000.

(6) Reflects stock options granted to executive officers by the Company's Board of Directors in June 2004.

(7) Reflects stock options granted to executive officers by the Company's Board of Directors in February 2004.


         Stock Option Grants in Last Fiscal Year.

The following table sets forth information concerning stock options granted to the Named Executives during the Last Fiscal Year.

                                     Individual Grants
                 Shares of Common    % of Total Options
                 Stock Underlying      Granted to          Exercise   Expiration
                   Options            Employees in
NAME               GRANTED              FISCAL YEAR         PRICE($)    DATE

Peter Phildius    453,600                   19.6%           $0.07      9/04/2015
Douglas Scott     237,600                   10.3%           $0.07      9/04/2015
Jay Leatherman    157,500                    6.8%           $0.07      9/04/2015



     Option Exercises in Last Fiscal Year and Year-Ended Option Values. No stock options or stock appreciation rights were exercised by the executive officers in Fiscal 2005.

     As of September 30, 2005, the executive officers held options as follows, none of which are in the money:

                                  Options                Value of Options
                        Total Options  Exercisable  Exercisable  Not Exercisable

   Peter Phildius        2,382,200     1,197,200     $       0     $       0
   Douglas Scott         1,385,600       765,230             0             0
    Jay Leatherman         806,250       392,500             0             0
    Richard Anderson       400,000        80,000             0             0
    Peter Cholakis         400,000        80,000             0             0
    David Greaves          400,000        80,000             0             0




Employment Agreements. Messrs. Phildius and Scott are covered by Employment Agreements (the "Employment Agreements") which commenced on May 19, 1995. Pursuant to the Employment Agreements, if Messrs. Phildius and/or Scott are terminated without "Cause" (as such term is defined in the Employment
Agreements) by the Company or if Messrs. Phildius and/or Scott terminate their employment as a result of a breach by the Company of its obligations under such Agreements, he will be entitled to receive his annual base salary ($200,000 for Mr. Phildius and $180,000 for Mr. Scott) for a period of up to 18 months following such termination. In addition, if there is a "Change of Control" of the Company (as such term is defined in the Employment Agreements) and, within two years following such "Change of Control", either of Messrs. Phildius or Scott is terminated without cause by the Company or terminates his employment as a result of a breach by the Company, such executive will be entitled to certain payments and benefits, including the payment, in a lump sum, of an amount equal to up to two times the sum of (i) the executive's annual base salary and (ii) the executive's most recent annual bonus (if any). In addition, pursuant to the Employment Agreements, which have a three-year term (subject to extension), Messrs. Phildius and Scott are each entitled to annual bonus payments of up to $150,000 if the Company achieves certain levels of pre-tax income (as such term is defined in such Agreements) or alternative net income objectives established by the Board of Directors.

     In July 1999, the Company entered into employment agreements with two executives of USDTL. The agreements provide for annual compensation aggregating $226,000 per year, plus cost-of-living increases and bonuses or commissions, as defined. The agreements terminated on December 1, 2003. Expenses under these agreements totaled approximately $ 0 and $40,800 in 2005 and 2004, respectively.

REQUIRED VOTE

     Election of each of the five nominees for director requires, under Avitar's Bylaws, the affirmative vote of the holders of a majority of the Avitar Common Stock and other voting shares present in person or by proxy at the Avitar Annual Meeting (assuming a quorum exists) and entitled to vote thereon.

BOARD RECOMMENDATION

     The Avitar Board of Directors unanimously recommends a vote FOR election of all of the five nominees for director.



                                 PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIFTY (1 for 50) REVERSE STOCK SPLIT OF OUR COMMON STOCK WHEREBY EACH OUTSTANDING FIFTY SHARES OF OUR COMMON STOCK WOULD BE COMBINED INTO AND BECOME ONE SHARE OF OUR COMMON STOCK IN ACCORDANCE WITH SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.

General

     The board of directors has unanimously adopted a resolution approving, subject to approval by our stockholders, the Proposed Amendment to our Certificate of Incorporation, to effect a reverse stock split of our common stock. Under the Proposed Amendment, a copy of which is attached hereto as Appendix B, each outstanding fifty shares of common stock would be combined into and become one share of common stock. Approval of the Proposed Amendment will authorize the board of directors to effect the reverse stock split. We currently anticipate that if the reverse stock split is approved by stockholders at the Annual Meeting, such reverse stock split would be implemented on the date of the Annual Meeting or as soon as practicable thereafter, subject to compliance with any applicable rules.

Purposes of the Reverse Stock Split


     Possible increase in per share trading price. One principal reason for the reverse stock split is to increase the per share trading price of our common stock, which could help to ensure a share price high enough to satisfy minimum bid price requirement for any possible future market listing applications. Our common stock had been traded on The American Stock Exchange from February 2000 until the delisting of our common stock in August 2005. One of the continued listing requirements for that market was a minimum price of $1.00 per share. Avitar common stock has not achieved $1.00 per share for more than 4 years. On November 10, 2005, the closing price per share for our common stock as quoted on the OTC Bulletin Board was $0.0_. However, there can be no assurance that the trading price of our common stock would be maintained at $1.00 or at any future relevant level.


     In addition, in determining to authorize the reverse split, the board considered that a sustained higher per share price of our common stock, which may result from the reverse stock split, might heighten the interest of the financial community in us and potentially broaden the pool of investors that may consider investing in us, possibly increasing the trading volume and liquidity of our common stock or helping to mitigate any decrease in such trading volume and liquidity that might result from the reverse stock split. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated. However, as noted above, there can be no assurance that the price of our common stock would achieve or remain above $1.00 per share after the reverse stock split.

     The board of directors also believes that a higher per share market price for our common stock may help us attract and retain employees. Our board believes that some potential employees are less likely to work for a company with a low stock price, regardless of the company's market capitalization. However, again, there can be no assurance as to the market prices for our common stock after the reverse stock split or that increased market prices for our common stock will in fact enhance our ability to attract and retain employees.

     There also can be no assurance that, after the reverse stock split, we would be able to obtain and maintain the listing of our common stock on any market. Immediately after the reverse stock spilt, we will not be eligible for relisting on AMEX or for quotation on either the NASDAQ National or the SmallCap Markets. The AMEX and other exchanges and the NASDAQ Markets maintain many other listing requirements that, even after the reverse stock split, and without changes in our financial condition, we will not satisfy such requirements. We cannot assure you that we will ever be able to achieve or maintain compliance with any market requirements, including any future relevant minimum price requirement.

     Factors the board considered in determining the ratio for the reverse stock split. In determining the ratio of one-for-fifty (1 for 50) for the reverse stock split, the board of directors considered primarily the recent trading price per share of our common stock, the potential trading price and liquidity that may result from a reverse stock split and the resulting increase of authorized, unreserved and unissued shares. At the time the board was determining the ratio, the recent trading price was approximately $0.02 per share. The likely (but not assured) increase in the trading price per share resulting from a proposed reverse stock split at the ratio of one-for-fifty (1 for 50) would in the board's opinion approach a reasonable level that may attract investors and brokers who may otherwise avoid securities trading at very low prices per share and thereby improve the liquidity of trading for our common stock.

     Increase in authorized but unissued shares of common stock. Another principal reason for the reverse stock split is to increase the number of authorized but unissued shares of common stock available for issuance for all of our future purposes, including the shares to be reserved for issuance for conversion of the $3 million convertible notes and exercise of the 6 million warrants issued pursuant to our September 2005 private placement. The Company agreed in the September 2005 private placement to increase sufficient authorized but unissued shares of common stock as required for the convertible notes and warrants.

     Terms of September 2005 Private Placement. The Company entered into the September 2005 $3 million private placement of convertible notes and warrants based upon a Securities Purchase Agreement with accredited investors. The securities to be issued in the private placement are $3 million of 8% Secured Convertible Notes and Warrants to purchase 6,000,000 shares of the Company's Common Stock in exchange for gross proceeds of $3 million, of which $1 million was paid in the first closing on September 23rd. A second tranche of $1 million is to be paid when we file a registration statement with respect to the shares issuable upon conversion of the Notes and exercise of the Warrants (the "Registration Statement"). The third tranche of $1 million is to be paid when the Registration Statement is effective. The Notes are convertible into Common Stock at 65% of the average of the three (3) lowest intraday trading prices for the twenty (20) trading days immediately prior to the notice of conversion and the Warrants are exercisable at $0.25 per share.

     The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock at any time, at the Purchasers' option, at 65% of the average of the three lowest intraday trading prices for the Common Stock for the 20 trading days ending the day before the conversion date.

     The full principal amount of the Notes, plus a default interest rate of 15%, is due upon a default under the terms of the Notes. We have a right to prepay the Notes under certain circumstances at a premium ranging from 20% to 35% depending on the timing of such prepayment.

     In addition, we granted the Purchasers a security interest in substantially all of our assets. We are further required to file the Registration Statement with the Securities and Exchange Commission within 45 days of closing. If the Registration Statement is not filed on time or not declared effective within 120 days from the date of closing, we are required to pay to the Purchasers damages in Common Stock or cash, at the election of the Company, in an amount equal to two percent of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

     The Warrants are exercisable until five years from the date of issuance at a purchase price of $0.25 per share. The Purchasers may exercise the Warrants on a cashless basis if the shares of Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Purchasers exercise the Warrants on a cashless basis, we will not receive any proceeds. In addition, the Warrants are subject to standard anti-dilution provisions.

     The Purchasers have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Common Stock.

     Other considerations. In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the board of directors also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

     The board of directors considered these factors. The board believes that stockholder approval of the Proposed Amendment, which authorizes the board to effect the reverse stock split at one-for-fifty (1 for 50), provides the board with potential ability to achieve the principal purposes of the reverse stock split as described above. In determining to effect the reverse split, the board has considered numerous factors, including the historical and projected performance of our common stock, our projected performance, prevailing market and industry conditions and general economic trends, and the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split with a view to possibly enabling us to meet in the future the minimum price requirement for another market listing.

     Stockholders should recognize that if a reverse split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by fifty). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

     If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

Number of Shares of Common Stock and Corporate Matters

     The reverse stock split would have the following effects on our common stock and securities convertible into or exercisable for shares of our common stock:

     o each fifty shares of our common stock owned by a stockholder immediately prior to the reverse split would become one share of common stock after the reverse split;

     o the number of shares of our common stock issued and outstanding would be reduced from approximately 195 million to approximately 4 million shares;

     o all outstanding but unexercised options and warrants and convertible debt and equity securities entitling the holders thereof to acquire shares of our common stock will enable such holders to acquire, upon exercise of their options and warrants or conversion of their debt and equity securities, one-fiftieth of the number of shares of our common stock that such holders would have been able to acquire upon exercise of their options and warrants or conversion of their debt and equity securities immediately preceding the o reverse stock split, with any fractional interests resulting from the reverse stock split rounded up to the next whole share, at an exercise or conversion price equal to fifty times, respectively, the exercise or conversion price specified before the reverse stock split rounded to the nearest cent (with a fractional interest of up to $0.0049 being rounded down and a fractional interest of $0.005 or above being rounded up), resulting in approximately the same aggregate exercise or conversion price being required to be paid upon exercise or conversion thereof immediately preceding the reverse stock split;

     o the number of shares of common stock reserved for issuance (including the maximum number of shares that may be subject to options or warrants or convertible debt or equity securities) under our 2001
          Employee Stock Purchase Plan or any other Plan (collectively, the "Plans") will be reduced to one-fiftieth (1:50) of the number of shares currently included in such plans with any fractional interests resulting from the reverse stock split rounded up to the next whole share.


     Upon effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued and outstanding would increase from approximately 105 million shares to approximately 296 million shares, however, immediately thereafter the number of authorized shares will be reduced from 300 million to 100 million if Proposal No. 3 below is approved by the shareholders and implemented. Thereafter, we will continue to have a total of 100 million authorized shares of Common Stock and 5 million authorized shares of preferred stock.


      As a summary and for illustrative purposes only, the following table shows approximately the present numbers of our common stock and the effect on our common stock of the proposed reverse stock split (and followed by the proposed reduction of authorized shares), based on 195,034,393 shares of common stock issued and outstanding as of the close of business on November 10, 2005 and assuming the reverse stock split became effective at the close of business on November 10, 2005:

                                                                                                     After Reverse Stock Split
                                                                                  Prior to                        And
                                                                                   Reverse                    Reduction of
                                                                                  Stock Split                 Authorized
o  Authorized common stock                                                         300,000,000                100,000,000
o  Issued and outstanding                                                          195,034,393                  3,900,688
o  Reserved for issuance upon exercise of outstanding stock options                  9,705,750                    194,115
o  Reserved for future issuance under each of the Company's stock plans,
     warrants, contractual commitments or other arrangements                        19,264,788                    385,296
o  Reserved for future issuance upon conversion of the Company's issued and
     outstanding preferred stock                                                    43,992,210                    876,844
o  Reserved for future issuance upon conversion of the Company's issued and outstanding convertible debt;
         Current                                                                    32,002,869                    640,057
         Post Reverse Stock Split                                                            -                  5,832,943
o  Authorized, unreserved and unissued                                                       -                 88,167,057

     After completion of the reverse stock split (assuming the reverse stock became effective at the close of business on November 10, 2005 and the reduction of authorized became effective at the same time), we would have approximately 96 million shares of authorized but unissued shares of common stock, of which an aggregate of approximately 8 million would be reserved for issuance pursuant to the Plans and outstanding but unexercised options and warrants and convertible debt and equity securities. See Proposal No. 3 concerning the proposed decrease of our authorized shares of common stock from 300 million to 100 million. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of the Company, and sales of stock or securities convertible into common stock. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to our stock option and employee stock purchase plans and outstanding but unexercised options and warrants and convertible debt and equity securities and plans to raise an additional $4 million in our previously reported capital raising plan. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

     As noted above, the authorized and unissued and unreserved shares would be available from time to time for various corporate purposes. In general, no further shareholder approval will be required for such future issuances.
However, shareholder approval may be required for issuances that involve combinations with, or sales to, other parties. In addition, shareholder approval may be required for future issuances if the Company becomes listed on an exchange or quoted on a NASDAQ Market.


     The reverse stock split will affect all of our stockholders uniformly (except for fractional shares) and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered. As described below, stockholders holding fractional shares will be entitled to one full share in lieu of each fractional share. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not reduce the number of shareholders and so long as there are more than 300 stockholders of record, we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

No Fractional Shares

      We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by fifty will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to one full share in lieu of any such fractional shares.


Accounting Matters

     The reverse stock split will not affect the total amount of stockholders' equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders' equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to one-fiftieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.

Potential Anti-Takeover Effects

     If the Proposed Amendment is approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

     Our board of directors does not intend to use the reverse stock split as a part of or first step in a "going private" transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If our stockholders approve the Proposed Amendment, we intend to file the Proposed Amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective as of 5:00 p.m. eastern time on the date of such filing, which time on such date will be referred to as the "Effective Time." Except as described above under "No Fractional Shares," at the Effective Time, each fifty shares of common stock issued and outstanding immediately prior to the Effective Time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

     Although the Board of Directors believes as of the date of this Proxy Statement that the reverse stock split is advisable, the reverse stock split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Effective Time. The Board of Directors may make any and all changes to the Proposed Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and give effect to the reverse stock split.

     Our transfer agent, Continental Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the "exchange agent." As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

     Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

     The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split

     No gain or loss will be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received (and the full share received in lieu of such fractional share), will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.


BOARD RECOMMENDATION

     The Board of Directors of Avitar unanimously recommends a vote FOR Proposal No. 2.



                                 PROPOSAL NO. 3
                 APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
                 INCORPORATION THAT, SUBJECT TO AND CONDITIONED
                     UPON APPROVAL AND IMPLEMENTATION OF THE
                  ONE-FOR-FIFTY (1 for 50) REVERSE STOCK SPLIT
                              OF OUR COMMON STOCK ,
        WOULD THEREAFTER DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR
                 COMMON STOCK FROM 300,000,000 TO 100,000,000.

General

     The board of directors has unanimously adopted a resolution approving, subject to approval by our stockholders, the Proposed Amendment to our Certificate of Incorporation, to effect both a reverse stock split of our common stock and, subject to and conditioned upon approval and implementation of the one-for-fifty (1 for 50) reverse stock split, the decrease of the number of authorized shares of common stock from 300 million to 100 million. Under the Proposed Amendment, a copy of which is attached hereto as Appendix B, each outstanding fifty shares of common stock would be combined into and become one share of common stock and immediately thereafter the authorized shares would be reduced to 100 million. Approval of the Proposed Amendment will authorize the board of directors to effect the reverse stock split and, immediately thereafter, the reduction of authorized shares. We currently anticipate that if the reverse stock split and reduction of authorized shares are approved by stockholders at the Annual Meeting, such reverse stock split and reduction of authorized shares would be implemented on the date of the Annual Meeting or as soon as practicable thereafter, subject to compliance with any applicable rules.

Purpose of the Decrease of Authorized Shares Following the Reverse Stock Split

     Increase in authorized but unissued shares of common stock. One principal reason for the reverse stock split is to increase the number of authorized but unissued shares of common stock available for issuance for all of our future purposes, including the shares to be reserved for issuance for conversion of the $3 million convertible notes and exercise of the 6 million warrants issued pursuant to our September 2005 private placement. The Company agreed in the September 2005 private placement to increase sufficient authorized but unissued shares of common stock as required for the convertible notes and warrants. By proposing the reverse stock split, the Company not only would provide sufficient authorized but unissued shares of common stock, but also seek to improve the market price per share of the common stock for a variety of reasons including potential market and employee benefits. However, the board of directors believes that, after the reverse stock split, the ratio of authorized shares to outstanding shares would be too high. Accordingly, the board determined to reduce that ratio by decreasing the authorized shares.

Principal Effects of the Decrease of Authorized Shares Following the Reverse Stock Split

     Upon effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued and outstanding would increase from approximately 105 million shares to approximately 296 million shares, however, immediately thereafter the number of authorized shares will be reduced from 300 million to 100 million if this Proposal No. 3 is also approved by the shareholders and implemented. Thereafter, we will continue to have a total of 100 million authorized shares of Common Stock and 5 million authorized shares of preferred stock.

     After   completion  of  the  reverse  stock  split  and  the  reduction  of authorized, we would have approximately 96 million shares of authorized but unissued shares of common stock, of which an aggregate of approximately 8 million, would be reserved for issuance pursuant to the Plans and outstanding but unexercised options and warrants and convertible debt and equity securities. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of the Company, and sales of stock or securities convertible into common stock. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to our stock option and employee stock purchase plans and outstanding but unexercised options and warrants and convertible debt and equity securities and plans to raise an additional $4 million in our previously reported capital raising plan. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

Potential Anti-Takeover Effects

     If the Proposed Amendment is approved by our stockholders and the reverse stock split and decrease of authorized shares are each implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders. The decrease of authorized shares ameliorates to a certain extent the potential anti-takeover effects of the reverse stock split, but does not eliminate those potential effects.

BOARD RECOMMENDATION

     The Board of Directors of Avitar unanimously recommends a vote FOR Proposal No. 3.



                                 PROPOSAL NO. 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     The Board of Directors of Avitar selected BDO Seidman, LLP as auditors for the fiscal year ending September 30, 2005, subject to stockholder approval by ratification. BDO Seidman, LLP has been the independent registered accounting firm for Avitar since December 1992. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, at which time he or she will be afforded an opportunity to make a statement, and will be available to respond to questions.


     The Board of Directors of Avitar may, in its discretion, direct appointment of new independent auditors at any time during the fiscal year if the Board believes such change would be in the best interests of Avitar and its stockholders. No such change is anticipated.

REQUIRED VOTE

     Approval of ratification of BDO Seidman, LLP requires the affirmative vote of the holders of a majority of the Avitar Common Stock and Preferred Stock present in person or by proxy at the Avitar Annual Meeting (assuming a quorum exists) and entitled to vote thereon.

BOARD RECOMMENDATION


     The Board of Directors of Avitar unanimously recommends a vote FOR the ratification of BDO Seidman, LLP as registered accounting firm for the fiscal year ending September 30, 2005.


                                 OTHER BUSINESS

     The proxy confers discretionary authority on the proxies with respect to any other business, which may come before the Annual Meeting. The Board of Directors of Avitar knows of no other matters to be presented at the Annual Meeting. The persons named in the proxy will vote the shares for which they hold proxies according to their best judgment if any matters not included in this Proxy Statement properly come before the meeting.

                                 CODE OF ETHICS

     Avitar has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller and all persons performing similar functions, if any. The Company will provide to any person without charge, upon request, a copy of such code of ethics. Requests should be made in writing to: Corporate Secretary, Avitar, Inc., 65 Dan Road Canton, MA 02021.

                  INCORPORATION OF ANNUAL REPORT ON FORM 10-KSB

     We are incorporating by reference the information contained in the Annual Report on Form 10-KSB for the year ended September 30, 2004, including our most recent audited financial statements and management's discussion and analysis of financial condition and results of operations. The Annual Report was filed with the SEC under the Exchange Act and will be delivered to our shareholders with this Proxy Statement.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposal to be included in the proxy statement and form of proxy relating to the 2006 Annual Meeting of Avitar Stockholders must be received by the close of business on April 30, 2006 and must comply in all other respects with the rules and regulations of the Securities and Exchange Commission. Proposals should be addressed to: Corporate Secretary, Avitar, Inc., 65 Dan Road, Canton, Massachusetts 02021.

APPENDIX A

                                  AVITAR, INC.
                             AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors known as the audit committee. The audit committee shall be comprised of directors, the majority of whom are independent (as defined in the American Stock Exchange Listing Standards) of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibilities to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the corporation.

Responsibilities

The audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and ensure to the directors and shareholders that the accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out its responsibilities, the audit committee will:

1.   Review and make a recommendation to the directors regarding the independent
     auditors  to  be  selected  to  audit  the  financial   statements  of  the
     corporation and its subsidiaries.

2. Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comment or recommendations of the independent auditors.

3. Review with the independent auditors and the corporation's internal financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls procedures of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

4. Review the audited financial statements to be included in the annual report to shareholders and the annual report filed with Securities and Exchange Commission ("SEC") on Form 10-KSB with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and filed with the SEC. Make a recommendation to the board of directors regarding the inclusion of the audited financial statements in such annual reports. Any changes in accounting principles should be reviewed.

5. Review the financial information included in the corporations' Quarterly Reports on Form 10-QSB prior to the corporation filing such reports with Securities and Exchange Commission.

6. Provide sufficient opportunity for the independent auditors to meet with members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

7. Review the matters discussed at each committee meeting with the board of directors.

8. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Avitar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That by unanimous written consent of the Board of Directors of Avitar, Inc., resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the "Effective Time"), each fifty shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive one full share of fully paid and nonassessable Common Stock.

     FURTHER RESOLVED, that effective immediately after the Effective Time the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred Five Million (105,000,000), of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share.

     SECOND: That thereafter, pursuant to resolutions of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voting in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242(c) of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Avitar, Inc. has caused this certificate to be signed by Peter P. Phildius, its Chairman and Chief Executive Officer, this _____day of , 2005.
                                            By:                               _
                                               --------------------------------
                                               Peter P. Phildius,
                                               Chairman & Chief Executive Office


ATTEST:

By:  _____________________
     Jay C. Leatherman,
     Secretary

                          SHARES AVITAR, INC. PROXY NO.
                    65 Dan Road, Canton, Massachusetts 02021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter P. Phildius and Douglas W. Scott as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below and on the reverse hereof, all shares of common stock of Avitar, Inc. ("Avitar") or shares of Preferred Stock of Avitar held of record by the undersigned on October 18, 2005 at the Annual Meeting of stockholders of Avitar to be held on November 29, 2005 or any adjournments thereof.

     The undersigned hereby revokes any proxies heretofore given to vote said shares.

     The undersigned hereby acknowledges receipt of Avitar's Annual Report for 2004 and of the Notice of Annual Meeting of Stockholders and attached Proxy Statement dated October __, 2005.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4. Please sign exactly as your name appears to the left hereof. When signing as corporate officer, partner, attorney, administrator, trustee or guardian, please give your full title as such.
                                                     Dated     , 2005

                                                    ------------------------
                                                    Authorized Signature
                                                    Title

Please mark boxes on reverse hereof in blue or black ink. Please date, sign and return this Proxy Card promptly using the enclosed envelope.

1. Election of Directors.

For all nominees listed below (except as marked to the contrary listed below) [ _ ]

Withhold Authority to vote for all nominees marked to the contrary below [ _ ]

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

Peter P. Phildius            Douglas W. Scott               Neil R.Gordon
                 James Groth              Charles R. McCarthy, Jr.

2. To approve the proposed amendment to our Certificate of Incorporation to effect a fifty-to-one (50 to 1) reverse stock split of our common stock.

         For                          Against               Abstain

         ----------------       ----------------        -------------
3. To approve the proposed amendment to our Certificate of Incorporation, subject to and conditioned upon approval and implementation of the fifty-to-one (50 to 1) reverse stock split, to decrease the authorized shares of our common stock to 100 million.

         For                          Against               Abstain

         ----------------       ----------------        -------------

4. To ratify the appointment of BDO Seidman, LLP as independent public accounting firm for Avitar for the fiscal year ending September 30, 2004.


         For                          Against               Abstain

         ----------------       ----------------        -------------